CATALYST
FINANCIAL RESOURCES LLC

JUNE 10, 2008

INITIATING COVERAGE

RUTHANNE ROUSSEL
RUTHANNE@CATALYSTRESEARCH.COM
503-445-2864

EAU TECHNOLOGIES, INC. (OTC BB: EAUI)

INDUSTRY: FOOD SAFETY **DISCLOSURES: 1, 10**

RATING: BUY
RISK: HIGH

CLOSING PRICE 06/09/08	TRAILING P/E (TTM)	SHARES OUT (MILS.)	MARKET CAP (MILS.)	3-5 YEAR REV. GROWTH	PRICE TARGET
$0.86	NM	15.3	$13.2	N/A	$2.00

ANNUAL DATA – DEC YEAR END			
	2007A	2008E	2009E
EPS	$ (0.19)	$ (0.28)	$ (0.19)
P/E	N/M	N/M	N/M
REVENUE (MIL.)	$0.9	$0.8	$2.9
P/S	14.6	16.5	4.6

EARNINGS					
	Q1	Q2	Q3	Q4	ANNUAL
2009E	$ (0.05)	$ (0.05)	$(0.05)	$ (0.04)	$ (0.19)
2008E	$ (0.08)	$ (0.08)	$(0.06)	$ (0.06)	$ (0.28)
2007A	$ (0.12)	$ (0.58)	$(0.09)	$ (0.02)	$(0.79)
2006A	$ (0.23)	$ (0.21)	$(0.12)	$ (0.24)	$(0.81)

EAU Technologies ("EAUI", "EAU" or "the Company") develops and manufactures generators for electrolyzed water applications. Using electrolysis, these generators produce high volumes of electrolyzed oxidative and reductive water which EAU I markets as "Empowered Water," a trademarked name. Empowered Water is "Green Technology" that has unique disinfectant and cleaning properties. EAUI's target markets are business-to-business applications. Their business model is to develop commercial applications, generated a stream of revenues by leasing the equipment, and partner with a market leader for commercial roll-out.

Empowered Water is created by passing an electrical charge through salt and water. This process separates the positive and negative ions of the salt and water molecules, creating three forms of Empowered Water:

- a pathogen-killing acidic solution that can be created with two distinct levels,
- an effective alkaline cleaner and saponifying agent capable of replacing caustic cleaners and soaps, and
- an alkaline drinking water for animals and humans that shows increased levels of hydration as well as overall better health.

The acidic disinfectant and the alkaline cleaner side of the technology are non-toxic to humans and animals at the levels in which EAUI creates them. Yet the pathogen-killing solution is up to ten times more effective than its toxic rivals in tests. This is a disruptive, market-changing technology.

Recent regulatory changes are driving a need for higher cleanliness standards in the poultry and meat processing industries and will, we believe, be a catalyst for immediate growth in EAUI's sales.

A new CEO (Nov. 2006) and an enhanced Board of Directors (mostly in 2007) are on board since last year, positioning EAUI to take advantage of the market opportunity.

Competitors' machines produce low volumes of water, suitable for a small restaurant but not a high-volume food processor. By contrast, EAUI's system can produce Empowered Water in industrial volumes, scaling from as little as one-half gallon up to as much as 90 gallons per minute. For comparison, a garden hose flows at about 5 gallons per minute.

Four Solutions

By reconfiguring its technology, EAUI can create four distinct solutions at various strengths for different applications.

Empowered Water Primacide A is an acidic disinfecting fluid that kills a variety of pathogens including bacteria, viruses, molds and spores within a few seconds of contact. Its active ingredient is Hypochlorous Acid (HOCl) in a concentration of 10-200 ppm. It is highly oxidative and acidic due to its pH of 1.7-2.4 and high ORP (oxidative reduction potential), measured in millivolts (one thousandth of a volt). Primacide A typically has an ORP of about 1170 millivolts. The active ingredient in Primacide A is approved by the USDA for use in poultry and beef processing and has earned Generally Regarded as Safe (GRAS) approval from the FDA.

Research conducted with UGA found that hands sprayed with Primacide A and then wiped with a microfiber cloth were found to have less residual bacteria and other microbes than hands cleaned using 62% alcohol. Primacide A was as much as 10 times more effective at killing bacteria on surfaces than other tested methods, including the use of heat.

Tests performed by the UGA Food Science Department indicate that Primacide A can be used to sanitize and wash meat carcasses, strawberries, lettuce, cabbage, and carrots, among other foods. Surfaces such as floors in hospital operating rooms, bench tops, treatment tables, cutting boards and other surfaces can be sanitized by cleaning with Primacide A.

Further tests performed at the UGA Poultry Science Department have established successful and dramatic log reductions of organisms in chicken chillers and also in in-line spraying. Primacide A is not stable and oxidizes quickly, leaving no residue.

Empowered Water Primacide B is an effective alkaline cleaning fluid with some antimicrobial properties. Its active ingredient is Sodium Hydroxide, also a FDA GRAS approved solution. It has a pH of 11.0 to 12. Its alkaline nature and its negative (900) millivolt ORP result in a product that emulsifies oil and grease. It is hydrogen-enriched and an excellent surfactant that leaves only a slight residue. The active ingredient in Primacide B is approved by the USDA for use in beef and poultry processing. Once made and stored properly, Primacide B is highly stable and has a long shelf life.

Empowered Water Primacide C is a stabilized, slightly acidic water used in applications requiring a higher pH as a high-level disinfectant. Its active ingredient is also Hypochlorous Acid (HOCl) in a concentration of 10-200 ppm. It is slightly less oxidative and acidic due to its pH of 4.0-6.0 and positive 850 ORP. While a small amount of killing power is lost with the higher pH and lower ORP, almost all of the active ingredient is HOCl.

Primacide C is used in environments where there are lower grade metals that would rust with lower pHs. Primacide C has a longer shelf life and has been proven effective in consumer products and grocery stores. EAUI licenses this technology from UGA.

Empowered Livestock Drinking Water is an alkaline solution with a pH of approximately 9.0 and a -400 to -600 ORP. In a study at the University of Pennsylvania and in EAUI's own trials, this water has appeared to increase the overall health of livestock, increasing feed efficiency and milk productivity. Multiple trials are underway, and EAUI plans to align with a strategic partner for a commercial roll-out utilizing the current trials as a basis for a strong relationship with an industry leader.

Definitions:

pH is a measure of acidity. Low pH levels indicate acidity, while high levels indicate alkalinity.

Oxidation-reduction potential, or ORP, measures the activity, that is, strength of oxidizers and reducers in relation to their concentration. More technically, it is the tendency of a solution to either gain or lose electrons when it undergoes oxidation (at the anode) or reduction (at the cathode).

Hypochlorous Acid, or HOCl, is a weak, unstable acid occurring only in solution and used as a bleach, an oxidizer, a deodorant, and a disinfectant.

Sodium Hydroxide, NaOH, is a strongly alkaline compound used in the manufacture of chemicals and soaps and in petroleum refining. It is also called *caustic soda* or *lye*.

How Primacide Works While Remaining Non-Toxic

An important active ingredient in Primacide A and C is HOCl. The structure of this molecule is so similar to a water molecule, that it readily passes cell walls, penetrating into the interior of the cell. Once inside, it reacts to disrupt multiple cellular functions. It inhibits DNA replication, damages metabolic functions by disrupting ATP pathways, blocks uptake of nutrients by inactivating transport proteins, prevents respiration by deactivating cytochromes, and disrupts critical lipids by reacting with unsaturated bonds. By disrupting multiple critical cellular functions, HOCl rapidly inactivates cells. Researchers have found that E. coli is inactivated in less than 100 milliseconds of exposure to HOCl due to disruption of multiple vital cellular systems.

The capacity of pathogens to develop resistance to antibiotics by natural selection of those with a mutation that is not susceptible to the single attachment site method of attack is well documented. In order to develop resistance to HOCl, a pathogen would have to block intake of water to prevent uptake of HOCl (obviously impossible), or simultaneously alter multiple internal systems so that none of them would be oxidized and inactivated. The possibility of having even two systems mutate at the same time is essentially impossible.

Many of the chemical reactions that HOCl participates in, inside the cell, after killing the cell, slowly break down into Oxygen and Chloride components of the original molecule, which are then used during normal cellular functions. Thus there is no toxic residue remaining to damage other cells, as occurs with other highly toxic chemicals.

University research has also shown that Primacide A is up to 10 times more potent antimicrobially than chemically created HOCl solutions. EAUI believes this increased effectiveness is indicated by the unique combination of pH, ORP, and PPM's of HOCl. They claim the increased effectiveness of electrically activated Empowered Water over chemically created chlorine solutions is due to unique properties of the water created during electrolysis in addition to the potent effects of HOCl.

EAUI has found that Empowered Water Primacide A has killed virtually every pathogen on which the company has tested it, including *Listeria, E. coli, Salmonella, Campylobacter, Tuberculosis* and most types of mold.

Empowered Water's non-toxicity to skin and mucosal membranes at up to 70 ppm of HOCl has been confirmed by an independent testing organization serving the regulated health care industry, privately held North American Science Associates (NAMSA) of Irvine, California.

Four Primary Target Markets

EAUI has identified the following four target markets:

- poultry and meat processing,
- clean-in-place ("CIP") installations for food and beverage processing,
- agricultural grow-out and processing, and
- dairy production and processing.

EAUI considers that for each of these markets it has a competitive advantage, a leading strategic industry partner, or an attractive value-added proposition. To penetrate these markets, EAUI is conducting trials with the goal of forming partnerships with industry leaders who can then assist in rolling the technology out on a large scale.

Poultry and Meat Processing

There are over 7,900 slaughter processing and further processing plants in the U.S., in which USDA's Food Safety and Inspection Service (FSIS) has more than 7,400 inspectors.

New Risk-Based Inspection Initiative – Bad News For Salmonella, Good News For EAUI

On February 5, 2008, the game changed for slaughter and processing plants. FSIS put forward a new initiative of "Public Health Risk-Based Inspection." The "risk-based" program now sorts processing plants into three categories according to their *Salmonella* test results. This not only allows FSIS to allocate its resources based on the risk each plant presents, but also gives poor performers real incentive to shape up, as more inspections mean more costs.

For poultry plants, the three categories are:

- **Category 1: Exceeding** the standard, with less than 10% of birds testing positive for *Salmonella* bacteria
- **Category 2: Meeting** the standard, with 10% to 20% of birds testing positive for *Salmonella*
- **Category 3: Failing** to meet the standard, with over 20% of birds testing positive for *Salmonella*

We expect this initiative to drive plants to seek solutions such as EAUI offers. Now that excellence is being rewarded and non-compliance really punished, plants will want not only to meet the 20% threshold, but also to reach Category 1. EAUI offers a non-toxic solution that can move these plants up from the lower categories to Category 1.

EAUI's solution can not only bring a plant into Category 1, but also fit within an overall organic or green mode of production.

Inspections are based on each plant's Hazard Analysis and Critical Control Points (HAACP) plan. A HAACP plan involves conducting a hazard analysis, identifying critical control points and spelling out preventative measures. While HAACP plans have been used for years, not until recently were they strictly enforced and given teeth in the form of consequences for failure.

Publicly Naming Category 2 and 3 Plants is Expected To Drive Processors To EAUI

As of the end of March, the FSIS also publishes the names of Category 2 plants (with 10% to 20% *Salmonella*) and Category 3 (with over 20% *Salmonella*) plants on a public Web site. Meat plants are expected to follow shortly. [1]

From the processor's perspective, functioning as a viable business in Category 3 will now be virtually impossible. But this public "naming and shaming" of Category 2 and 3 plants should accelerate adoption of EAUI's solutions.

The new program also incentivizes Category 1 plants with the option to increase their production line speeds. This means that EAUI can offer poultry processors a quantifiable economic benefit as they move into Category 1.

For example, a Category 1 plant running a nine and a half hour shift could waive the temperature testing in the chiller, enabling it to run the line faster and move more birds through the process. (While the average speed is around 240 birds per minute, there are plants that run as fast as 420 birds per minute.) If two more trucks could be filled at 6,000 birds per truck and $0.82 per bird (based on recent Georgia Dock prices), then revenues for that shift, whose labor and overhead are essentially a fixed cost, go up almost $10,000.

In short, now that processors have more incentive to reach the higher standards of Category 1, EAUI's value proposition is greatly enhanced and sales opportunities should increase dramatically.

The Science Of Primacide For Poultry

The advantages of using electrolyzed water to kill bacteria on food surfaces include:

- it does not impair quality, as heat can,
- it is non-toxic but highly effective,
- it is a multiple-step process stemming from one system,
- it can be used throughout a processing plant at the same strength,
- it enables processing plants to exceed new regulatory standards for Risk Based Inspection, and
- it saves costs of water, power to heat the water, and chemicals.

Dr. Yen-Con Hung, a member of EAUI's Scientific Advisory Board, has led research at UGA studying ways to sanitize food with electrolyzed water, that is, Empowered Water. EAUI sponsored an 18-month study at UGA that confirmed Empowered Water's ability to eliminate *E. coli* and *Salmonella* on chicken carcasses. Empowered Water Primacide B was used to clean the chicken, followed by a rinse of Empowered Water Primacide A to kill any remaining food-borne pathogens. While Primacide A has proven to be very effective in killing *Campylobacter* in lab trials, it was never a required test pathogen until the new government initiatives. As it will be tested for moving forward, EAUI management expressed confidence that the lab results on *Campylobacter* will translate to the live processing application.

In EAUI's own full plant trial experience, two parallel lines were run, one using EAUI's technology and one using the plant's regular chemical-based pathogen intervention system. Both lines fed into the same chiller, where a 50 ppm solution of chlorine was used to sanitize. The EAUI birds were significantly cleaner going into the chiller, but once in the chiller they became cross-contaminated. After the chiller, the pathogen levels of the EAUI birds rose. This showed that the chlorine solution was ineffectual against the pathogens in the chiller.

[1] The address of the Web site is http://www.fsis.usda.gov/Science/Salmonella_Verification_Testing_Program/index.asp.

As an added benefit, poultry treated with Primacide B retain more water internally than poultry treated by conventional means and so are heavier.

Murray's Chicken Tests The Waters

The FSIS initiatives have already brought EAUI one paying customer. EAUI on April 16 announced that Murray's Chicken, a family-run poultry processor focused on natural chicken, will use EAUI's technology at its processing facility. Murray's Chicken will be the first poultry processor in the United States to use electrolyzed water for food sanitization on an industrial scale. Although, at 50,000 birds per day, this is a small plant – the average is north of 100,000 birds per day – Murray's services a key niche market, providing natural poultry, without the use of antibiotics, growth drugs or hormones, to the tri-state area around New York City as well as the Mid-Atlantic seaboard. In such smaller plants, EAUI will charge on a "cost neutral" basis to the pathogen intervention chemicals the customer was previously using, plus charging for other value-added benefits.

With competing chemical products, fees and regulatory risk are incurred disposing of toxic waste, while Primacide has no residual once in contact with organics and can be flushed down the drain. In fact, in a tomato reprocessing trial, EAUI tested the waste water in the drain as it was leaving the building and found chlorine levels at zero, which became a strong selling point for its technology.

For the value generated, EAUI's technology can be cost-competitive in both large and small plants. The U.S. market of larger kill plants is about 500.

Keen To Be Green

Recognizing that its technology can be especially cost-competitive for green processors of all sizes because they will perceive value in EAUI's non-toxic methods, EAUI has now made them a primary target market. Initially, efforts are focusing on about 50 green processors.

The green aspect of EAUI's pathogen intervention solution is a selling point for them. EAUI also believes it is the most effective provider of pathogen intervention for kosher and Halal plants while keeping up with the new standards.

There are several organizations that certify bottled products as organic. EAUI is seeking Organic certification with such an international certification company. EAUI is in the process of negotiating a protocol to ensure that a certification of organic will be valid. Currently, there is no category for a clean-in-place (CIP) system such as EAUI's Empowered Water generators. EAUI is assisting in developing the category and will then have to apply to become certified.

Because of EAUI's participation in creating this channel, the certifying company has agreed in principle to grant EAUI exclusivity for a period of time. With this certification, EAUI - as well as its customers - will be able to market themselves as organic or natural processors. The company estimates this effort will cost $40,000 and take approximately four to six months to complete.

We consider that such a stamp of approval would open new markets where there is a trend toward organics, in particular, the beef processing market.

Since the early 1970's, the use of trisodium phosphate (TSP), a chemical used in the plucking process, has been restricted out of concern for its damaging effects. Non-toxic Primacide B could take its place.

EAUI has also completed successful trials with the USDA for washing the hides of processed cattle with Empowered Water to mitigate pathogens and organic material. EAUI is currently seeking trials in beef processors. EAUI is also looking to conduct further trials with the USDA for more third party validation. EAUI needs no regulatory approvals to enter the beef industry.

Clean-In-Place

Clean-in-Place (CIP) refers to a method of cleaning the interior surfaces of closed systems such as pipes, vessels, process equipment, and associated fittings, without disassembly. With CIP, cleaning is faster, less labor intensive and more repeatable than manual cleaning, and poses less of a chemical exposure risk to people.

Originally a manual practice, CIP today typically features fully automated systems with programmable logic controllers, multiple balance tanks, sensors, valves, heat exchangers, data acquisition and specially designed spray nozzle systems. Automation enables data collection to optimize and validate the cleaning procedures. EAUI technicians will also monitor flow rates, pH levels, and other aspects of the process.

EAUI will provide an Empowered Water Clean-In-Place (CIP) leased service that is:

- On-site, placed where needed
- Scalable, able to produce up to 50,000 gallons of Empowered Water per hour
- Cost-effective compared to conventional chemical methods for pathogen remediation and cleaning

A CIP system not only enables higher plant utilization than manual cleaning, but also produces savings in cleaning liquid and labor. Empowered Water Primacide A is particularly suitable for sanitizing food-processing equipment:

- It reduces CIP cycle time
- It is non-toxic, improving the working environment
- It reduces the cost of buying, storing and handling chemicals
- It can be disposed of in the drain, reducing the expense of further chemicals to remediate the sanitizer
- It is highly effective
- It saves energy, since the water need not be heated to pathogen-destroying levels.

The use of Empowered Water in CIP is supported by evidence; numerous trials have been done with electrolyzed water in CIP.

A typical plant using a CIP system will spend $10,000 to $25,000 per month on chemicals alone. The CIP system is used to flush out and clean their equipment, both for maintaining sanitation and also for changing over production lines to another product. This process often takes as much as two hours.

EAUI management believes that they can cut cleaning time in half. The benefits of EAUI's CIP system, then, are increased time available for production (or at least decreased downtime) and lack of toxicity. We understand that this is a compelling value proposition.

This is potentially a vast market, since potential customers would be manufacturers in any industry requiring a sanitary or sterile environment: for instance, food, dairy, beverages, brewing, processed food, nutraceuticals, pharmaceuticals or cosmetics. Virtually all food and beverage processors use a CIP system. In the pharmaceutical industry, CIP has become the standard, driven by increasingly frequent FDA inspections of cleaning processes.

Agricultural Market

In 2006, EAUI began sales in the agriculture segment to Water Science, LLC, a company set up primarily to market Empowered Water in Latin America. The owner of Water Science, Peter Ullrich, has served as a director of EAUI since April 2007.

Water Science is Latin America's exclusive licensee of EAUI's Empowered Water technologies. Mr. Ullrich applies them at Esmeralda Farms, an innovator in the international floral industry of which he is the owner and Chairman of the Board. Esmeralda Farms are certified by various international "green" organizations, such as Florverde, Flower Label Program and Veriflora. Peter Ullrich of Water Science is also a major shareholder of EAUI.

As EAUI's largest shareholder, a board member and single largest customer, Mr. Ullrich takes a close and active interest in the company. Although heavy reliance on a single shareholder entails some risk, at this stage of EAUI's development we consider Mr. Ullrich's involvement, advice and financing to be a net benefit.

Mr. Ullrich has over 35 years' experience in the international floral industry. He takes pride in developing and adopting what he considers to be cutting-edge technologies that not only make good business sense in the floral industry, but also create cleaner, safer working environments for his 5,000 employees.

In 2007, EAU's sales of $700,000 to Water Science comprised 82% of its revenues. EAUI recognizes $200,000 in revenue from the license each year through 2008. Water Science also has a right to purchase machinery from EAUI at cost plus 25%, which it does regularly. In 2007, EAUI sold two large water generators, three small water generators and related parts to Water Science for about $500,000.

Fruit, vegetables and flowers are all potentially very high-volume applications for Empowered Water that could be leveraged off this relationship. There are uses in growing and harvesting, processing, canning and packaging, nurseries, and greenhouses.

Dairy Applications and Livestock Drinking Water

The demand and prices for milk and milk products is growing in both the domestic and international market places. This has placed the dairy industry and dairy operators in a position of taking all possible steps to increase liquid milk and butterfat production. Additionally, there is growing concern about milk produced via artificially induced production hormones. As buyers and consumers increasingly force milk cooperatives and creameries to reject milk from artificial hormone treated cows, dairies are looking for other ways to naturally increase milk production. This presents an immediate opportunity for EAUI's proven and patent pending technology regarding electrolyzed drinking water for cows.

Milk revenues are a function of the quantity of milk produced and the level of milk fat it contains. These correspond directly to the amount of time the cow is pregnant. Gestation lasts about 280 days, and a cow may take 90 to 120 days to conceive following her last birthing.

Typically, a milk cow is milked two times daily and produces about 60 pounds of milk per day, although top producers may give much more milk. To produce this much milk, each cow must consume some 30-40 gallons of water per day, and a combined mixture of 100 pounds of grain concentrate and forages such as grass, hay and silage. Historically the industry has focused on the science and technology of feeds and supplements and basically ignored the impact of clean and modified water on a dairy cow's physiology.

EAUI has tested in field and in university laboratory settings the impact of electrolyzed water balanced with pH and antioxidant levels that best match the environment of a dairy cow's digestive system. These tests have shown that Empowered Water can improve milk's quantity and quality, and EAUI is conducting a series of extended pilot installations in dairies ranging from 40 to 3,000 head to test more rigorously the University evidence that cows who drink Empowered Water increase their milk production and have overall better health.

Test & Trial Observations

The first controlled study was conducted at the University of Pennsylvania School of Veterinary Medicine. One group of Holstein dairy cows (the highest production dairy cows -- nine of every 10 U.S. dairy producers milk Holsteins) was given Empowered Livestock Drinking Water, while the control group was given ordinary well water, as is the usual practice on most farms.

After twelve weeks, the UPENN cows given Empowered Water showed increased milk production and a marked increase in butterfat content, as well as a reduction in milk urea nitrogen. It was also documented that the treated cows consumed more water and there were significant reductions in the amount of Coliform measured in the treated water troughs suggesting that the Empowered Water system acts as its own disinfectant of the drinking water. It would be easy to suggest that nothing lives through the electrolysis process and therefore the water in the troughs is not adding any new bacteria to the equation.

Regarding the benefits of improved milk urea nitrogen levels, there has been field and test evidence that cows drinking Empowered Water also tend to conceive sooner after calving, which would make them more productive for more of the year, and that cows that have just birthed and are beginning lactation have higher and more persistent milk production levels than cows drinking ordinary well water.

Surprisingly, although much research has gone into dairy feed, little has gone into improving dairy drinking water. Robust tests in the field have proven challenging to do because of the harsh environment. EAUI is a bit of a trailblazer in this regard.

The Science: Why Empowered Livestock Drinking Water Works

Researchers believe that electrolysis improves the reductive or antioxidant levels as well as the optimal pH levels balance of the drinking water. Blood samples analyzed from the two groups indicate that the cows drinking the electrolyzed water showed differences in the animals' acid-base balance and indications of improved "healthy" bacteria populations within the rumen. Cows drinking the Empowered Water apparently digested their feed better, showing an increase in rumen activity and effectiveness; which in turn may explain the increase in milk butterfat.

This result was as EAUI expected. The rumen is the cow's first stomach and is full of beneficial anerobic micro-organisms in a healthy animal. EAUI has a patent pending on its ability to control the antioxidant or reductive ORP level to best match the optimal anerobic conditions found in a healthy rumen. Also the higher (more alkaline) pH of the Empowered Water is designed to offset the more acid silage such as corn silage. Further evidence of improvements in animal health and animal organ health were found in the comparative blood samples taken during the test. Blood urea nitrogen, creatinine, magnesium and chloride levels were lower in the cows drinking Empowered Water than in the control group indicating improved digestive system functions and possible impacts on the utter and reproductive organs.

Water samples collected from the troughs over the course of the study showed the electrolyzed water was consistently negative for Coliform organisms such as *E. coli* and other bacteria. Dairy operators are sensitive to

increased levels of Coliform on their farms as it is an indicator of diseases that could be transmitted quickly, which impacts herd health and milk production levels.

Drinking Water Production Process

By their nature, dairy farms don't fit well with population or commercial centers where clean culinary water and dependable power sources are found. As a result, EAUI has developed a rigorous design and manufacturing criteria to meet the poor quality of source water and power typically found on rural dairies. Source water is usually well water rather than treated water, and the power in rural areas is also prone to surges and fluctuations. EAUI's rugged system is completed and installed on site in an insulated purpose-built trailer. A competitive advantage in the dairy drinking water production process is that EAUI has engineered the electrolysis operation complete with injected buffers and stabilizers so that Empowered Water output is consistent and stable under all varied feed combinations and environmental conditions.

Dairy Marketing

Dairy is an attractive market segment for EAUI. The market is a vertical, well defined market with a lot of familiarity and communication among the key industry players. Although there is no market for livestock drinking water, the global medicated feed market is estimated at about $1.6 billion. EAUI's strategy is to provide the equipment to early adopting market leaders on reduced-price trial, with the stipulation that the price of leasing the equipment will increase.

EAUI is focusing this effort on well-managed and larger operations with herds of 1,000 or more milking cows. There are hundreds of easily identifiable and approachable such operations in the US. According to management, EAUI has been in contact with and been well received by industry leaders across the country. Pilot operations are installed and running at four dairies and have all begun contracted revenues. The standard term of the equipment contract is five years.

EAUI is actively seeking a specialized strategic leasing and industry partners. Initial partner searches will be directed at major dairy equipment manufacturers or feed suppliers who are already selling into the dairy market. Once a partner is identified, EAUI should be able to show positive results at four or five revenue producing dairies with four to five new dairies coming on line in the next 12 months.

This industry is consolidating as smaller dairies are merging into mega-dairies, which is attractive for EAUI, as it benefits from economies of scale when providing larger units.

Other Markets

Other potential markets, not areas of primary focus at this time, include: supermarkets (equipment has been sold to Whole Foods Market (Nasdaq: WFMI – Not Rated), and it is in use in three stores in the Atlanta area and one store n South Carolina), golf courses, fish farms, mold remediation, seafood processing and canning operations, fresh seafood and sushi restaurants (a popular use for electrolyzed water in Japan), hospitals and schools.

There is also a legacy application for carpet cleaning with a franchise operation called Zerorez, privately held by the former major shareholders/founders of EAUI. This brings in some modest maintenance revenues and entails minimal cost.

In 2007 EAUI exited the consumer sales of electrolyzed water, which it sold as Perfect Empowered Drinking Water, a trademarked name, by selling this operation to Perfect Water & Essentials, LLC.

How Growth Will Be Driven

Strategy

EAUI's strategy for penetrating its target markets is to:

- gain entry to customers on a contracted trial basis, and to
- seek partnership with a major organization whose customer base and distribution channels EAUI can leverage.

EAUI's currently ongoing contracted trials are structured to get the company's foot in the door, prove the value proposition and drive the sale. In all its trials, EAUI has several measurable benchmarks for success. Each time that EAUI can demonstrate that it has reached a benchmark, it triggers ongoing payments from the customer at a predetermined higher rate. The benchmarks relate to concrete added value for the customer, for example, to increases in production, reduction of pathogens, or cost savings. In this way EAUI captures the customer's willing to pay for the benefits incrementally, as that value added increases.

In addition, EAUI seeks to partner with a major organization in order to penetrate its markets, as well as to obtain economies of scale in purchasing. This might take one of several forms. For instance, the partner might fund a trial installation before committing to a revenue-sharing agreement.

The company's strategy is to:

- Use a contracted trial basis to reach customers, with specific agreed benchmarks that trigger higher levels of payment to EAUI when they are reached;
- Seek recurring, not one-off, revenue streams -- that is, EAUI leases the generators and charges service fees, rather than selling the generators outright; and
- Offer turnkey, not piecemeal, solutions – solutions where EAUI can control every step of the production process.

Control over the production process is particularly needed in the harsh environments in which some of the systems operate, as buffers need to be built into the process. Varying water or power quality, for example, needs to be addressed. EAUI has experience in these issues that it believes its competitors lack. Additionally, there are certain operational issues that can be addressed only at high volumes of electrolyzed water, a capability that EAUI's competitors lack.

Depending on the market and scale of installation, EAUI intends to have an ROI varying between twenty and thirty months.

Competitive Advantages and Core Capabilities

Large Volume Capacity:

- Scalable generators capable of generating in commercial quantities
- Experience handling issues only seen with high volume systems
- High volume allows EAUI to increase the uses of Empowered Water throughout the facility
- High volume gives EAUI's customer flexibility to grow without incurring much increase in capital expenditure
- Non-toxic but highly effective even at high volumes

- Safe to store and handle

Optimize Fluid Properties:

- EAUI can create fluid properties in exact levels best suited
- EAUI has managed the ability to separate the fluid parameters to suit different uses
- EAUI has the experience in multiple high volume applications to manage issues in harsh environments when manipulating the solutions are required to get the necessary efficacy

Technical Application Knowledge

- Customer purpose-built cleaning systems
- Experience building robust systems in harsh environments
- High level of customer service
- Strong growing application and target market knowledge
- Strong engineering and technical knowledge
- Enable processing plants to meet organic, Kosher and Halal requirements
- Have a multiple step process stemming from one system
- Enable processing plants to exceed new regulatory standards for Risk Based Inspection

Customer Service

EAUI provides a high level of customer service and considers this to be a differentiator. The monitor collects highly detailed logs of the statistical data gathered by the sensors. Any problems, such as a change in pH levels, set off alarms. Because the monitors on the units in the field are accessible via a wireless network, a technician can often service the system remotely.

A customer service rep is on call around the clock. This is supported by a smart phone system that can send e-mail or voice mail to the phone of the representative on call, and a call ticketing system to provide documentation and support continuity. In the future EAUI plans to provide customer service through a strategic partner. Currently it manages its customer service requirement at its headquarters in Kennesaw, Georgia.

Manufacturing and Distribution

EAUI currently custom builds each installation. Contractually manufactured specialized parts are assembled in its Kennesaw, Georgia facility, using mostly contract labor, and distributed from there. It is envisioned that as sales ramp up, when appropriate, EAUI will outsource most manufacturing and assembly of electrolyzed water generator components, as well as seeking a partner with an established distribution network.

EAUI will outsource most manufacturing and assembly of electrolyzed water generator components, through a strategic partner with well established distributing and service networks.

The electrodes are made of titanium coated with rare earth metals. EAUI has about 600 of these electrodes in stock; it is a significant part of their inventory. (The equipment held at the dairies on a trial basis remains in inventory as well.) A DC power supply is the power source for the cell.

The control system has a touch screen, and the drive of the control system is made by Rockwell Corporation's Allen-Bradley, which EAUI's customers demand.

The dairy units are housed in used trailer trucks fitted out with pipes, containers, insulation, and pained. Insulation and cold-water coating protect the unit from the vagaries of hot and cold weather.

Intellectual Property

We consider EAUI's intellectual property position to be strong. While the process of electrolysis itself has been in use since the 1800's, EAUI has obtained patent protection on electrolyzed fluids Primacide A and Primacide B, how the fluids are used and how they are stabilized for use in different applications, as well as on the water-generating technology.

Specifically, EAUI has patent protection for Primacide A for washing and sanitizing eggs, and for Primacide B for the use in carpet cleaning. Additionally, EAUI has applied for a utility patents relating to Primacide A and Primacide B as cleaners and sanitizers of all hard surfaces.

Primacide C was developed at UGA by Dr. Yen Con Hung to stabilize Primacide A, and has a patent pending. EAUI exclusively licenses this patent from University of Georgia Research Foundation. Other patent pendings are process applications for poultry processing, dairy drinking water and mold remediation.

Regulatory Issues

EAUI has all necessary FDA, EPA, USDA and FSIS listings and approvals for all markets it is actively targeting.

The active ingredients in both Primacide A and Primacide B are specifically and separately categorized as "Generally Regarded as Safe" (GRAS). GRAS is one of four legal categories set up by Congress under the 1958 Food Additives Amendment to the Federal Food, Drug, and Cosmetic Act.

According to the FDA, the active antimicrobial component of both Primacide A and C is Hypochlorous acid (HOCl). Electrolytically generated Hypochlorous acid, has been given GRAS status differentiating it from the typical use of sodium hypochlorite. "Free available chlorine" is the normal measure used by the FDA and other regulatory agencies to determine the concentration of chlorine gas, Hypochlorous acid and the hypochlorite ion in chlorinated water, disinfecting solutions. The FDA has given similar limits on a parts per million allowed for electrolytically generated Hypochlorous acid as it does for other forms of chlorine.

The active antimicrobial component of Primacide B is Sodium Hydroxide (NaOH). Sodium Hydroxide is listed as GRAS in the FDA federal register. In general, the parameters of use state 'sufficient for purpose' rather than listing a specific concentration. As with all antimicrobials and food additives, the smallest amount in concentration to achieve the desired results is optimal.

Competition – Electrolyzed Water Generation

No competitor in electrolyzed water generation is considered to have EAUI's industrial-volume generation capability. The barriers to developing that capacity are time and money as well as the combination of engineering and application knowledge.

EAUI has conducted extensive trials of Empowered Water, as described above. Its research partners in those trials allowed EAUI to develop its large cell technology while trialing the solutions, giving EAUI the opportunity to determine what high volumes do to the equipment. Because the membranes react differently at the greater pressure and greater volumes of the large-cell technology, it would be prohibitive for a competitor to find a similar development environment.

The major competitor in generating electrolyzed water is Hoshizaki, a Japanese company that makes commercial ice machines, ice dispensers, refrigerators, freezers, and refrigerated display cases. In the U.S., it is best known for its commercial refrigerators and freezers, but its electrolyzed water generator is called ROX Water Electrolyzer.

Sanyo and Panasonic, also of Japan, provide numerous products using electrolyzed water technology: swimming pool antibacterial water systems, washing machines with a non-detergent course, commercial-use air purifier systems, and home-use humidifiers and air purifiers.

Various smaller companies include SanAquel of Bristow, Oklahoma; Electrolyzer Corp., a Woburn, Massachusetts startup, which has developed a product called the ElectroCide System; Puricore (LSE: PURI – Not Rated, formerly known as Sterilox; www.puricore.com) Malvern, Pennsylvania; Proton Laboratories (OTC: PLBI – Not Rated) Alameda, California; and Oculus Innovative Sciences (Nasdaq: OCLS – Not Rated, www.oculusus.com) Petaluma, California.

Competition – Substitutes

In cleaning, the major competitors are:

- Ecolab, Inc. (NYSE: ECL – Not Rated) and
- JohnsonDiversey (privately held).

Others include The ServiceMaster Company (privately held) and ABM Industries (NYSE: ABM – Not Rated). All four are much larger than EAUI. However, the size and strength of their distribution networks also makes them potential partners.

ECL competes the most directly with EAUI in most of EAUI's target markets, and is the largest competitor as well, with 26,000 employees and $5.67 billion in revenues in 2007.

ECL develops and markets cleaning and sanitizing products and services for the hospitality, foodservice, healthcare, and light industrial markets in the United States and internationally. These include chemical dispensing device systems; cleaning and floor care products; and detergents, general purpose cleaners, disinfectants, floor care products, hand soaps, and odor counteractants. ECL also provides general purpose hard surface cleaners, degreasers, sanitizers, polishes, hand care products, and assorted cleaning tools; lubricants and animal health products, as well as cleaning systems, electronic dispensers, and chemical injectors for the application of chemical products; antimicrobial products used in direct contact with meat, poultry, seafood, and produce; process control systems and facility cleaning systems; and infection prevention products.

Pathogen reduction is measured in logs, with one log representing the destruction of one million colonies (or, technically, "CFU's" – colony-forming units). The USDA considers a one log reduction to be statistically significant. ECL tested its Sanova disinfectant and found that starting from a base of 6 log, the reduction was about 1.5 logs. EAUI, however, starting from 6 log, achieved reductions from 2.5 to 4 logs.

JohnsonDiversey is one of four separate companies controlled by the Johnson family, headquartered in Racine, Wisconsin. JohnsonDiversey, Inc. manufactures and markets a broad range of cleaning, hygiene, and equipment and related services for the institutional and industrial cleaning and sanitation market. JohnsonDiversey sells its products in more than 170 countries through its direct sales force, wholesalers and third-party distributors. Almost $800 million of its 2007 revenues of $3.1 billion arose from North America. Its food service products include kitchen cleaning products, such as general purpose cleaners, lime scale removers,

bactericides/disinfectants, detergents, oven and grill cleaners, general surface degreasers, floor cleaners and food surface disinfectants. The company has 11,000 employees.

The ServiceMaster Company was taken private for about $5.5 billion in July 2007 and had $3.4 billion in revenues that year. Its ServiceMaster Clean division, which comprises less than 6% of revenues, is a leading franchisor in the residential and commercial disaster restoration and cleaning field in the United States. Canada, Ireland, the United Kingdom and Spain. It has some 29,000 employees.

ABM Industries, with revenues of $2.8 billion in 2007, has over 105,000 employees. ABM provides commercial janitorial, parking, security, engineering and lighting services in the United States as well as in Puerto Rico, British Columbia and Canada.

Pure Bioscience (Nasdaq: PURE – Not Rated), with sales of $336,000 in the year ending July 31, 2007, is a potential contender. PURE provides low-toxic hard surface disinfectant products for commercial, industrial, and consumer applications. Its silver dihydrogen citrate technology is an electrolytically generated source of stabilized ionic silver.

To the extent that Empowered Livestock Drinking Water can be seen as a replacement for bovine growth hormones such as rBST, EAUI may have to look out for biotech companies like **AspenBio Pharma** (Nasdaq: APPY – Not Rated) who are developing replacement hormones hoped to be safer. However, we note that EAUI's water is expected to not only increase production, but also create additional monetizable benefits such as fertility uptake, somatic cell count decrease, and increases in the overall health of the animal.

Management

The present Chief Executive Officer took over from the founders in 2006. EAUI's Board of Directors is especially active and hands-on, and meets face to face every two months. We consider their involvement to be very positive for the company.

The following biographies of EAUI's officers are provided by the company in its most recent Form 10-KSB.

Wade Bradley is the Company's Chief Executive Officer and a board member. Before joining EAU Mr. Bradley served as President of the Retail and Wholesale Group from November 2005 to November 2006, and as Vice President of the Consumer Products Group from June 2000 to November 2005, of Oil-Dri Corporation of America (NYSE:ODC). He worked at various other positions with Oil-Dri from 1990 to 2000. Mr. Bradley began his career at the public accounting firm of Arthur Young & Company in their Entrepreneurial Services Group. He then worked as the Executive Director of a Non-Profit organization that assisted disadvantaged youths in furthering their education. Mr. Bradley received his Bachelor of Science in Accountancy from University of Illinois. He then attended the Harvard Business School for a Master of Business Administration.

Doug Kindred is currently the Company's Chief Technology Officer and has over 27 years of management and engineering experience in numerous industries. He was a co-owner and Vice President of ESI, Inc., a turnkey, design/build engineering construction firm for over 18 years. He served as President of an air pollution control equipment manufacturer prior to joining EAU. He has extensive experience throughout his career with the production of premium quality water including numerous boiler feed water systems that utilized demineralizers, automated acid and caustic regeneration systems, water softeners and condensate polishing systems for various industries. Mr. Kindred holds a B.S. degree in Mechanical Engineering from Georgia Tech and is a graduate of the Kenan-Flagler Business School Executive Program at The University of North Carolina, Chapel Hill. He is a registered professional engineer.

Brian D. Heinhold is the Company's Chief Financial Officer. Mr. Heinhold took over as CFO when the former CFO resigned in September 2006. He served as the Company's controller since joining the Company in May 2006. Before joining EAU, he worked for a Certified Public Accounting firm, from 2004 to 2006, as an auditor and consultant. While working at the CPA firm, Mr. Heinhold was involved with both private and public companies. From 2002 to 2004, he worked as a manager of an entertainment center in Salt Lake City, where he oversaw the operations of the company. Prior to that, he worked as the business and finance manager at a local automotive dealership from 2001 to 2002. From 1994 to 2001, Mr. Heinhold was the accounting manager of a small engineering and manufacturing firm, where he oversaw all the functions of the accounting department. He has also served in many volunteer positions where he worked with adults and youth. Mr. Heinhold graduated from the University of Utah with a Masters of Public Accountancy degree and a Bachelor of Arts degree in Finance.

Larry Earle is currently Senior Vice President of Live Processing. Mr. Earle has extensive experience in process operations, management and engineering. He has spent the past seven years working in the poultry industry as a production superintendent, plant manager and operations consultant for companies such as Seaboard Farms, Inc., ConAgra Foods, Inc. and Cagle's, Inc. Mr. Earle started out his career as a project and business manager for an industrial engineering firm now owned by BioMed, working with process plants and manufacturing facilities such as Coca-Cola Company and Cargill, Incorporated. He holds a BBA in Agricultural Business Management from West Georgia College of the University of Georgia and holds certifications in Energy Management Systems, ASME, Technology Management, and Quality Assurance Systems.

Joseph A. Stapley is Senior Vice President of Investor Relations and Business Development. He has worked for the Company since 2003 and became an executive officer in June 2005. Prior to joining the Company, Mr. Stapley was the head of Corporate Finance at Nexcore Capital, Inc., a San Diego, California based broker-dealer. Since 1996, Mr. Stapley has been involved with the funding of over $100 million in financings, joint ventures, mergers and acquisitions for start-up and growth stage companies. Mr. Stapley held a Series 7 Registered Representative license until 2005. He has extensive international experience gained as the owner of a number of restaurants and an import-export company based in Tokyo, Japan. Mr. Stapley holds a Bachelor of Science degree in Business and Entrepreneurship from the Marshall School at the University of Southern California.

The company has ten employees on payroll and also makes use of contract labor, who may at times reach ten or so full-time employee equivalents.

Sector Activity

In July 2004, Ecolab acquired Alcide Corporation, a Redmond, Washington-based producer of Sanova, Uddergold and other biocidal and sanitation products for the dairy, meat and poultry industries for $1.6 million in cash plus stock with a value of $57.1 million. Alcide had annual sales of approximately $22 million. Effectively, Ecolab paid $21 per share for each of Alcide's then 2.7 million outstanding shares, which closed at $16 the day before the announcement.

Financial Status

Revenues

More so than for many companies, even small-cap companies, EAUI's past does not predict its present. Not only has it divested its Consumer Products division for $2.5 million during 4Q07 – currently we have one

quarter of restated historicals, and we are waiting for 3Q08's filing to complete the picture and allow us to see four restated quarters for 2007 -- but more importantly, its market has been dramatically changed by the new regulatory initiative in beef and poultry processing.

Top- and bottom-line growth is to be driven by the leasing and servicing of electrolyzed water equipment.

Gross margins are about 70%, and this is projected to be sustainable. The company currently operates at a loss, which is projected to reverse itself when sales ramp.

Of the $0.09 million in revenues for 1Q08, $0.05 million was to a single customer, the related party Water Science LLC, and $0.04 million was to non-related parties.

Liquidity

The cash-generating potential of the company is enhanced by its position on the cusp of the change in regulatory practice in the meat and poultry processing industry. Thus although the current ratio is only 0.4 today, and cash $0.05 per share, we expect liquidity to improve soon as sales ramp. The company has $0.05 million in long-term debt, and $2.562 million in short-term debt.

Balance Sheet

With $0.7 million in cash on the balance sheet as of March 31, 2008, the company will likely need to raise more money to get from here to there. How much more depends on how fast sales can be ramped, but cash burn from operations in 1Q08 was also $0.7 million, so EAUI will have to ramp up sales extremely fast if it is to make ends meet.

Fortunately, there is evidence that sales are ramping, such as the closing of the Murray's Chicken deal in 2Q08.

Officers and directors owned 66.9% of the shares outstanding on a fully diluted basis as of November 5, 2007. One holder, director Peter Ullrich, has an approximately 63% shareholding on a fully diluted basis both directly and through his company, Water Science, LLC.

Valuation and Recommendation

We project revenues forward aggressively, assuming rapid uptake by poultry processors to revenues targets of $0.8 million for 2008 and $2.9 million for 2009.

We assume that 3 million shares are issued in 3Q08.

This leads us to $0.16 of sales per share in 2009, which we multiply by EAUI's current price to sales ratio of 18 and discount back at 20% to arrive at a price target of $2.00 per share.

EAUI has been trading recently at just under the $1.00 level. Our eighteen-month price target of $2.00 represents a substantial gain. We regard this as an exciting growth story for an investor prepared to take on high risk, with a compelling catalyst in the regulatory initiatives. We rate EAUI a **BUY**.

Risks

The following are some of the risks associated with an investment in EAUI. Investors should also take note of the "Risk Factors" outlined in the company's most recent 10-KSB as filed with the SEC.

EAUI has not yet been successful in establishing profitable operations. EAUI has received a report from its independent auditors on its financial statements for fiscal years ended December 31, 2007 and 2006. The footnotes to these financial statements list factors, including recurring losses since incorporation, which raise some doubt about EAUI's ability to continue as a going concern.

It is difficult for third parties to evaluate EAUI's likely future performance because EAUI is an early stage company without long operating history.

EAUI may not be able to successfully develop its business because its products and market are evolving.

EAUI has a history of losses, and EAUI will need additional capital to continue operations.

Management may not have adequate time and resources to conduct distribution activities, which could hinder EAUI's ability to sell products.

Competition from major companies may decrease EAUI's market share, net revenues and gross margins.

Competitors currently selling electrolyzed fluid based sanitation and cleaning products may decrease EAUI's market share, net revenues and gross margins.

EAUI's net revenues and gross margins will not improve if the market for environmentally friendly sanitizing products does not develop.

Inability to manage growth could hinder EAUI's success.

Permits for changes to power and water volumes at EAUI's facilities in Kennesaw, Georgia might be more difficult to obtain in other localities.

Continued control by existing management and a limited number of shareholders may limit the market for EAUI's stock.

There is no assurance of an active public market for EAUI's common stock and the price of EAUI's common stock may be volatile.

Company Description

EAU Technologies, Inc. (EAUI) is a supplier of Electrolyzed Water Technology, marketed as Empowered Water, and other complementary technologies with applications in diverse industries. At application concentration, the solutions are non-toxic to humans and live animals. EAUI's water-based and non-toxic solutions may replace many of the traditional methods now used to clean, disinfect and nourish in large industries such as agriculture and food processing. EAUI has solutions for bacteria, virus and mold proliferation threats. EAUI's innovative and efficacious products offer a systemic approach to pathogen elimination in food processing plants and related industries, producing safer foods while protecting

the environment through "Green Technology." EAUI has developed patent-pending systems to process drinking water for dairy herds. Studies and trials are showing promising results at improving animal digestion which shows signs of improved animal health and production. EAUI uses terms like "green", "natural", "non-toxic" and "organic" based on North American Science Associates (NAMSA) studies that show no toxicity or cytotoxicity (cell-specific toxicity) at levels as high as 70 parts per million of Hypochlorous acid. EAUI uses only water, food grade electrolytes and electricity to create all of its solutions. The active ingredients in the solutions EAUI creates through electrolysis are GRAS (generally regarded as safe) approved.


3.00
2.85
2.70
2.55
2.40
2.25
2.10
1.95
1.80
1.65
1.50
1.35
1.10
0.90
0.75
0.60
0.45
0.30
0.60
Initial Rating:
06.10.08: $0.85: Buy
PT: $2.00
75K
50K
25K
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
Jan
2008
Feb
Mar
+EI

EAU Technologies, Inc.
Income Statement
Values in (000's)

Quarter:	1st	2nd	3rd	4th	1st	2nd	3rd	4th	1st	2nd	3rd	4th	Year	Year	Year	Year
Quarter Ending:	3/31/2007	6/30/2007	9/30/2007	12/31/2007	3/31/2008	6/30/2008	9/30/2008	12/31/2008	3/31/2009	6/30/2009	9/30/2009	12/31/2009	2006	2007	2008	2009
Total Revenue	$217	$512	$397	NA	$96	$134	$187	$375	$525	$682	$819	$901	$1,950	$879	$792	$2,927
Cost of Revenue	$73	$241	$147	NA	$26	$36	$50	$101	$141	$183	$220	$242	$1,260	$520	$212	$785
Gross Profit	$144	$271	$250	NA	$70	$98	$137	$274	$384	$499	$599	$659	$691	$359	$580	$2,142
Sales, General and Admin.	$1,302	$5,041	$1,194	NA	$1,082	$1,082	$1,082	$1,082	$1,082	$1,082	$1,082	$1,082	$7,879	$8,261	$4,330	$4,330
Research and Development	$74	$9	$67	NA	$10	$24	$33	$66	$92	$120	$144	$158	$349	$141	$133	$515
Other Operating Items	$57	$59	$60	NA	$21	$21	$21	$21	$21	$21	$21	$21	$225	$210	$85	$85
Operating Income	($1,289)	($4,839)	($1,070)	NA	($1,044)	($1,029)	($999)	($895)	($812)	($724)	($648)	($603)	($7,762)	($8,253)	($3,968)	($2,787)
Add'l income/expense items	$27	($2,671)	$150	NA	$86	$86	$86	$86	$86	$86	$86	$86	$393	($1,550)	$343	$343
Earnings Before Interest and Tax	($1,262)	($7,509)	($920)	($112)	($958)	($943)	($914)	($809)	($726)	($639)	($563)	($517)	($7,370)	($9,803)	($3,625)	($2,444)
Interest Expense	$284	$284	$279	$276	$269	$269	$269	$269	$269	$269	$269	$269	$1,174	$1,123	$1,076	$1,076
Earnings Before Tax	($1,546)	($7,794)	($1,199)	($387)	($1,227)	($1,213)	($1,183)	($1,078)	($995)	($908)	($832)	($786)	($8,544)	($10,926)	($4,701)	($3,520)
Income Tax Expense	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Net Income-Cont. Operations	($1,546)	($7,794)	($1,199)	($387)		($1,213)	($1,183)	($1,078)	($995)	($908)	($832)	($786)	($8,544)	($10,926)	($3,474)	($3,520)
Discontinued Operations	$0	$0	$0	$35		$0	$0	$0	$0	$0	$0	$0	$28	$35	$0	$0
Net Income	($1,546)	($7,794)	($1,199)	($352)	($1,227)	($1,213)	($1,183)	($1,078)	($995)	($908)	($832)	($786)	($8,516)	($10,891)	($4,701)	($3,520)
Earnings (Loss) per share	($0.12)	($0.58)	($0.09)	($0.02)	($0.08)	($0.08)	($0.06)	($0.06)	($0.05)	($0.05)	($0.05)	($0.04)	($0.81)	($0.79)	($0.28)	($0.19)
Shares Outstanding (Millions)	13.3	13.5	13.6	14.5	15.3	15.3	18.3	18.3	18.3	18.3	18.3	18.3	10.5	13.8	16.8	18.3

Note: 2006 and 2007 figures include the Consumer Products division, which was sold in late 2007.

Disclosures:

This report has been commissioned by EAU Technologies, Inc. (the Company) as part of an on-going research and awareness program contracted between Catalyst Financial Resources, LLC (CFR), and the Company. CFR has been paid or promised payment for the production and editorial content of this report. The Company is paying CFR $2,000 per month for 12 months for services rendered. However, the opinions, forecasts and price targets are based on our examination of company fundamentals, conversations with management, independent analysis of markets, economic conditions, and other publicly available information.

This report has been written in accordance with current SEC regulations and the Standards of Practice developed by the Association of Investment Management & Research (AIMR). Our research has been conducted by employing analytical practices generally accepted as standard within the analytical industry. Our conclusions are, by the very nature of forecasting, speculative, but are also reasonable, supportable and consistent.
Key to disclosures:

(1) Catalyst Financial Resources LLC (CFR) does not make markets in any securities and has not managed or co-managed a public offering of securities for the subject company within the past 12 months.
(2) CFR received compensation for investment banking services from the Subject Company within the past 12 months.
(3) CFR expects to receive or intends to seek compensation for investment banking services from the Subject Company within the next 3 months.
(4) The research analyst or a member of the research analyst's household has a financial interest in the securities of the Subject Company in the form of a (a) long position (b) short position (c) right (d) warrant (e) future or (f) call option in such securities.
(5) CFR and/or its officers or affiliates may either hold a position in this company's share or own options, rights or warrants to purchase any of the securities of the subject company.
(6) The research analyst principally responsible for preparing this research report received compensation based upon various factors, including CFR total revenue, a portion of which was generated by CFR's investment banking services.
(7) The research analyst or a member of the analyst's household serves as an officer, director, or advisory board member of the subject company;
(8) An affiliate of CFR may have a different view from the views expressed herein.
(9) CFR and/or its affiliates beneficially own 1% or more of the subject company.
(10) The Subject Company is a client of CFR or one of its affiliates.
(11) CFR is a client of the Subject Company or one of its affiliates.

The analyst herby certifies that the research conclusions and recommendation contained herein accurately reflects his/her personal views about the industry, company and shares and also hereby certifies that no part of his/her research compensation was or will be directly or indirectly related to the earnings estimates, target price or recommendation about the security.

The research provided herein should not be considered a complete analysis of every material fact regarding the companies, industries or securities named above. The opinions expressed herein reflect the analysis and judgment of the author on the date of publication and are subject to change without notice. Facts have been obtained from sources considered reliable but should not be construed as complete and are not guaranteed to be accurate. Catalyst Financial Research LLC; its members, employees and their families may have positions in the securities covered within the research material above and may make purchases or sales while this report is in circulation. Additional information on the subject companies is available upon request.

Equity Recommendation System:

Buy	Immediate purchase is recommended. The security expected to outperform the market over the next 12 to 18 months.
Accumulate	Purchase of the stock is recommended for above average appreciation over the next 12 to 18 months, but the buyer may have an opportunity to acquire the stock within a 10% trading range.
Hold	Holding the stock is recommended because the share price has moved above the specific "Buy" range and, therefore, appreciation potential is less than or equal to the market.
Sell	The stock has reached the target price objective and/or conditions have changed sufficiently to alter the outlook for the stock.

Equity Risk System:

High	The security is more volatile than the market and/or the company is more leveraged than its peer group.
Moderate	The security has about the same volatility as the market and/or the company carries a level of leverage in line with its peer group.
Low	The security is less volatile than the market and/or the company is less leveraged than its peer group.

Distribution of Recommendations:

At this time, there are an insufficient number of companies under coverage to generate usable distribution information or draw any conclusions regarding bias about the research methodology. Prospective companies are screened and evaluated by sales personnel and research analysts with the investment thesis and overall research recommendation developed before the commission is established.